Exhibit 4.1

EXECUTION COPY

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of March 29, 2012, among VERSO PAPER HOLDINGS LLC, a Delaware limited liability company (the “Company”), VERSO PAPER INC., a Delaware corporation (together with the Company, the “Issuers”), the GUARANTORS party thereto (the “Guarantors”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Issuers and the Guarantors have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified from time to time, the “Indenture”) dated as of March 21, 2012, providing for issuance of the Issuers 11.75% Senior Secured Notes due 2019 (the “Securities”), initially in the aggregate principal amount of $345,000,000;

WHEREAS, Section 9.01(a)(i) of the Indenture provides that the Issuers, the Guarantors (if applicable) and the Trustee may amend the Indenture without notice to or consent of any Holder to cure any ambiguity, omission, defect or inconsistency;

WHEREAS, the Issuers, the Guarantors and the Trustee are authorized to execute and deliver this Supplemental Indenture;

WHEREAS, the Issuers have complied with all conditions precedent provided for in the Indenture relating to this Supplemental Indenture;

WHEREAS, the Issuers have requested that the Trustee execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Issuers, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meaning assigned to them in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Amendment. Under Section 1.01 of the Indenture, the definition of “Permitted Liens” is hereby amended by deleting clause (6) thereof in its entirety and restating it as follows (changes underlined below for emphasis):

“(6) (A) Liens on assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary, permitted to be Incurred pursuant to Section 4.03, (B) Liens securing Indebtedness permitted to be Incurred pursuant to clause (iv) or (xx) of Section 4.03(b) (provided that in the case of such clause (xx), such Lien does not extend to the property or assets of any Subsidiary of the Company other than a Foreign Subsidiary), (C) Liens Incurred to secure Indebtedness Incurred pursuant to Sections 4.03(a), 4.03(b)(i) or 4.03(b)(xii) (or Section 4.03(b)(xiii) to the extent an Issuer or a Guarantor guarantees any such Indebtedness) to the extent such Lien is Incurred pursuant to this clause (6)(C) as designated by the Company; provided, however that, (I) to the extent such Lien is Incurred on Collateral, such Lien is subject to the Senior Lien Intercreditor Agreement, (II) other than with respect to Liens Incurred to secure Indebtedness Incurred pursuant to Sections 4.03(b)(i) or 4.03(b)(xii) (or Section 4.03(b)(xiii) to the extent an Issuer or a Guarantor guarantees such Indebtedness) at the time of Incurrence and after giving pro forma effect thereto (including a pro forma application of the net proceeds therefrom), the Consolidated First-Lien Secured Debt Ratio would be no greater than 3.00 to 1.00, which proviso (II) shall not apply to any Lien which is deemed to be Incurred under this clause (6)(C) by reason of the second proviso to clause (20) of this definition of “Permitted Liens” (except to the extent such Lien also secures Indebtedness in addition to the Indebtedness permitted to be secured thereby under clause (20)), and (III) with respect to Liens Incurred to secure Indebtedness (“Refinancing Secured Indebtedness”) to refinance, refund or otherwise retire for value Existing Junior Indebtedness, at the time of Incurrence and after giving pro forma effect thereto (including a pro forma application of the net proceeds therefrom), either (x) the Consolidated First-Lien Secured Debt Ratio would be no greater than 2.25 to 1.00 or (y) not more than $300.0 million of such Refinancing Secured Indebtedness is then outstanding, (D) Liens securing Note Obligations in respect of the Securities and Note Guarantees issued on the Issue Date, and (E) Liens on the Collateral securing any Indebtedness permitted to be incurred pursuant to Section 4.03 that rank junior to the Liens securing the Note Obligations pursuant to intercreditor arrangements (each, an “Other Intercreditor Agreement”) no less favorable to holders of Notes than those contained in the Junior Lien Intercreditor Agreement;”

3. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

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IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

VERSO PAPER HOLDINGS LLC

By:	/s/ PETER H. KESSER
	Name:	Peter H. Kesser
	Title:	Secretary

VERSO PAPER INC.

By:	/s/ PETER H. KESSER
	Name:	Peter H. Kesser
	Title:	Secretary

GUARANTORS:

VERSO PAPER LLC
VERSO ANDROSCOGGIN LLC
VERSO BUCKSPORT LLC
VERSO SARTELL LLC
VERSO QUINNESEC LLC
VERSO MAINE ENERGY LLC
VERSO FIBER FARM LLC
VERSO QUINNESEC REP HOLDING INC.
NEXTIER SOLUTIONS CORPORATION

By:	/S/ PETER H. KESSER
	Name:	Peter H. Kesser
	Title:	Secretary

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/S/ JANE SCHWEIGER
	Name:	Jane Schweiger
	Title:	Vice President